Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-184150, 333-184151 and 333-184152 on Form S-8 and Registration Statement No. 333-184149 on Form S-3 of our reports dated February 26, 2013 (except for the effects of the adjustments made to the purchase price allocation of the fair value of net assets acquired and liabilities assumed described in Note 1, as to which the date is December 19, 2013), relating to the financial statements and financial statement schedule of Pentair Ltd. and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding changes in certain of the Company’s methods of accounting for defined benefit pension and other postretirement benefit costs in 2012), and the effectiveness of Pentair Ltd.’s internal control over financial reporting, appearing in this report on Form 8-K of Pentair Ltd. dated December 19, 2013.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 19, 2013